Exhibit 99.1

NEWS RELEASE

INVUITY REPORTS 2015 THIRD QUARTER,

NINE-MONTH FINANCIAL RESULTS

SAN FRANCISCO, November 10, 2015 - Invuity, Inc. (NASDAQ:IVTY), an advanced medical technology company, today reported financial results for the third quarter and nine-months ended September 30, 2015.

Q3 2015 Highlights

•	Revenue grew 50% to $5.6 million compared to revenue of $3.7 million in the 2014 third quarter.

•	Revenue for the first nine months of 2015 increased 70% to $14.8 million from $8.7 million in the prior year period.

•	Approximately 465 hospitals purchased Invuity devices in the third quarter of 2015, up from 280 hospitals in the third quarter of 2014.

•	Since inception, approximately 125,000 procedures have been performed using Invuity devices, up from 66,000 procedures performed through the third quarter of 2014.

“We were very pleased with our execution during the third quarter including our Q3 financial results. We are expanding our commercial platform, increasing the body of clinical and economic data that supports our product offering, and rapidly introducing new products to our product portfolio,” said President and CEO Philip Sawyer. “Furthermore, the recent introduction of our Hidden ScarTM program for Breast Cancer Surgery represents the first of several innovative offerings targeting the overall customer chain in today’s medical marketplace. We are delighted by the early success. All of these initiatives will provide us with a strong foundation for future growth.”

Financial Results

Revenue was $5.6 million in the third quarter of 2015, compared to $3.7 million in the third quarter of 2014. For the first nine months of 2015, revenue was $14.8 million, an increase of 70% from revenue of $8.7 million in the first nine months of 2014.

Gross margin for the 2015 third quarter was 63.6%, and was 62.1% for the first nine months.

Total operating expenses for the 2015 third quarter and first nine months were $12.2 million and $34.8 million, respectively, compared to $7.4 million and $19.9 million in the prior year periods.

The net loss for the third quarter of 2015 was $9.1 million, or $0.69 loss per share, compared to a net loss of $5.3 million, or $8.11 loss per share, for the third quarter of 2014. The net loss for the first nine months of 2015 was $27.5 million, or $4.84 loss per share, compared to $15.5 million, or $23.86 loss per share, for the first nine months of 2014.

The Company’s balance sheet as of September 30, 2015, showed total cash and cash equivalents of

$54 million.

Business Highlights

•	The company launched the EibergTM, a new illuminated retractor system targeted at hip replacement surgery and hip and pelvic trauma markets, adding to the company’s portfolio of orthopedic products while supporting the growing trend in orthopedic surgery toward less invasive procedures.

•	In response to hospital initiatives focused on ensuring safety during minimally invasive surgeries, the company launched the EikonTM LT, engineered from a proprietary non-conductive polymer, expanding its original platform with design enhancements that eliminate the risks of potential patient burns and operating room fires due to arcing from electrosurgical devices and fiber optic devices. In addition, the LT Series was launched with a tissue grip option designed specifically for plastic surgeons.

•	A retrospective chart analysis of breast cancer surgeries demonstrated clear clinical and economic benefits using Invuity products. The company’s products improved surgical efficiency and safety and reduced complications for patients, as well as contributing to better economic outcomes for the hospital.

•	The company launched its Hidden Scar for Breast Cancer Surgery program designed to certify surgeons and establish Centers of Excellence at major cancer centers and hospitals across the country to meet the growing demand for less invasive alternatives to breast cancer surgery that deliver optimal clinical and aesthetic outcomes for patients.

Conference Call

Invuity’s management will discuss the Company’s financial results for the third quarter and nine months ended September 30, 2015, and provide a general business update during a conference call beginning at 5:00 p.m. Eastern Time today, November 10, 2015. To join the live call, participants may dial 1-855-539-0900 (U.S.) or 1-412-455-6044 (International). To listen to the live call via Invuity’s website, go to www.invuity.com, in the Events & Presentations section. A webcast replay of the call will be available following the conclusion of the call for a period of 90 days in the Events & Presentations section of the website.

About Invuity®

Invuity, Inc. is a medical technology company focused on developing and marketing advanced photonics devices to improve the ability of surgeons to illuminate and visualize the surgical cavity during open minimally invasive and minimal access surgery. The company’s patented Intelligent Photonics™ technology enables enhanced surgical precision, efficiency and safety by providing superior visualization. Clinical applications include breast and thyroid oncology, plastic reconstructive, spine, orthopedic, cardiothoracic and general surgery among others. Invuity is headquartered in San Francisco, CA. For more information, visit www.invuity.com.

Forward-Looking Statements

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding financial results, future clinical and economic data regarding the benefits of our product, future product introductions, future marketing initiatives, market opportunities and potential results from future new initiatives. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand or failure to gain market acceptance for the Company’s devices; the Company’s ability to demonstrate to and gain approval from hospitals to use the Company’s devices; the highly competitive business environment for surgical medical devices; the Company’s ability to sell its devices at prices that support its current business strategies; difficulty forecasting future financial performance; protection of the Company’s intellectual property; and compliance with necessary regulatory clearances or approvals. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which are on file with the Securities and Exchange Commission.

- TABLES FOLLOW -

CONTACTS:

Company Contact:

Jim Mackaness

Chief Financial Officer

Invuity, Inc.

415-655-2129

Investors:

Matt Clawson

Pure Communications

949-370-8500

irdept@invuity.com

INVUITY, INC.

Condensed Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$5,595	$3,724	$14,784	$8,694
Cost of goods sold	2,035	1,294	5,605	3,231

Gross profit	3,560	2,430	9,179	5,463

Operating expenses:
Selling, general and administrative	10,180	6,063	29,020	16,066
Research and development	2,042	1,287	5,799	3,800

Total operating expenses	12,222	7,350	34,819	19,866

Loss from operations	(8,662)	(4,920)	(25,640)	(14,403)
Interest expense	(504)	(348)	(1,377)	(1,070)
Interest and other income (expense), net	28	(22)	(499)	15

Net loss	$(9,138)	$(5,290)	$(27,516)	$(15,458)

Net loss per common share, basic and diluted	$(0.69)	$(8.11)	$(4.84)	$(23.86)

Weighted-average shares used to compute net loss per common share, basic and diluted	13,293,707	651,959	5,684,755	647,791

Balance Sheet

as of September 30, 2015 (unaudited)

(In thousands, except share and per share amounts)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$54,035	$6,048
Accounts receivable, net	3,284	2,798
Inventory	4,882	4,271
Prepaid expenses and other current assets	1,372	2,486

Total current assets	63,573	15,603
Restricted cash	1,090	1,125
Property and equipment, net	9,014	8,541
Other non-current assets	—	55

Total assets	$73,677	$25,324

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	1,108	$1,075
Accrued and other current liabilities	3,338	4,162

Total current liabilities	4,446	5,237
Deferred rent	2,826	2,676
Convertible preferred stock warrant liability	—	136
Long-term debt—related party	14,444	9,347

Total liabilities	21,716	17,396

Commitments and contingencies
Convertible preferred stock, $0.001 par value—0 and 6,207,320 shares authorized at September 30, 2015 and December 31, 2014, respectively; 0 and 6,056,403 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	—	73,755
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value—10,000,000 and no shares authorized at September 30, 2015 and December 31, 2014, respectively; no shares issued and outstanding at September 30, 2015 and December 31, 2014	—	—
Common stock, $0.001 par value—100,000,000 and 9,189,189 shares authorized at September 30, 2015 and December 31, 2014, respectively; 13,305,713 and 711,249 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	13	1
Additional paid-in capital	147,501	2,209
Accumulated deficit	(95,553)	(68,037)

Total stockholders’ equity (deficit)	51,961	(65,827)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$73,677	$25,324

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